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                          April 29, 2024

       Ryan Pratt
       Chief Executive Officer
       Guerrilla RF, Inc.
       2000 Pisgah Church Road
       Greensboro, North Carolina 27455

                                                        Re: Guerrilla RF, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed on April 26,
2024
                                                            File No. 333-278952

       Dear Ryan Pratt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing